Exhibit 3.7

Certificate of Business License

Registration Number: 150103000004754

Name of Company: Inner Mongolia Jin Ma Real Estate Development Co., Ltd.

Company’s Address: No. 44 South Tongdao Road Huimin District, Hohhot

Legal Representative: Yang Liankuan

Type of Company: Limited Liability Company

Scope of Business: Real Estate Development, Level IV

Date of establishment: February 27, 2004

Period of existence: February 27, 2004 to February 27, 2024

Registered capital: RMB 15 million

Date: June 20, 2011

Stamp: Hohhot Administration Bureau for Industry & Commerce, Huimin Branch